UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 2, 2016

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 3, 2016, Jamba, Inc. (the “Company”), through its wholly-owned subsidiary Jamba Juice Company, entered into an Office Lease Agreement (the “Lease”) by and between Jamba Juice Company and Hall Office Park Building 16, L.P., a Texas limited partnership, as Landlord (the “Landlord”). Pursuant to the Lease, the Company will lease office space located at 3001 Dallas Parkway, Frisco, Texas, which the Company will use for its corporate headquarters replacing the Company’s current headquarters in Emeryville, California, which lease is set to expire at the end of 2016.

The Lease provides for a term of 126 full calendar months (the “Term”) commencing when the Landlord delivers the premises to the Company, which is expected to be on or about October 1, 2016. In addition, the Company has an option to extend the Term of the Lease for an additional five years. Pursuant to the Lease, annual base rent will be approximately $67,682.67 per month for the first eighteen months following the commencement of the Term, and will increase by approximately 1.5% each twelve-month period thereafter, with Landlord providing abatement of the base rent for the initial 6 month period. The base rent payments do not include the Company's proportionate share of any operating expenses for the location.

The foregoing description of the Lease is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its 2016 fiscal second quarter.

Item 2.02 Results of Operations and Financial Condition.

On May 5, 2016, the Company issued a press release announcing its financial results for first quarter ended March 29, 2016. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The description of the Office Lease Agreement as set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this item.

On May 4, 2016, the Company announced that its corporate headquarters will be relocated to Frisco, Texas, a suburb of Dallas, with the transition anticipated to occur over a six month period. In addition, the Company plans to close its current headquarters in Emeryville, California upon expiration of its lease at the end of 2016. The Company expects to incur approximately $6.0 million related to its relocation of corporate headquarters as a result of personnel relocation, employee attrition, retention, severance and replacement, office relocation and other costs. In addition, the Company expects to incur approximately $2.0 million in capital costs related to the buildout of its corporate headquarters and data center migration.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the anticipated future charges and cash expenditures related to the relocation, transition and other changes described above. Although we believe the expectations, intentions and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed, including the financial impact of our relocation plan. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this current report on Form 8-K, and we undertake no obligation to update this information.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2016, the Company announced that Ms. Karen Luey, Executive Vice President, Chief Financial and Administrative Officer, has informed the Company that she will not be relocating to Texas with the move and that Ms. Marie Perry, who is expected to be joining the organization in May 2016, would succeed Ms. Luey as Chief Financial and Administrative Officer. Ms. Perry was most recently Senior Vice President, Treasurer and Controller at Brinker International. She has held roles leading all aspects of the Brinker finance team including having served as interim CFO during a 12 month period. She also held senior finance roles at American Airlines and brings an extensive leadership profile to the Jamba team.

In connection with Ms. Perry’s hire the Company entered into an employment agreement with Ms. Perry dated May 2, 2016 (the “Employment Agreement”) pursuant to which Ms. Perry would become Executive Vice President, Chief Financial and Administration Officer and will be entitled to: (i) an annual base salary of $340,000; (ii) a one-time signing bonus in the amount of $50,000, less applicable withholding, paid in a single lump sum payment on the first payroll cycle after her start date in consideration of the payments and benefits she is otherwise forfeiting from her prior employment to accept employment by the Company; and (iii) an annual performance bonus having a targeted amount of 60% of base salary then in effect, based on targets established by the Board (or an appropriate committee thereof), with such bonus amount earned at no less than the target amount for the fiscal year ending January 3, 2017.

The Employment Agreement provides that Ms. Perry will receive equity awards issued outside of the Company’s current 2013 Equity Incentive Plan as inducement grants under Nasdaq listing rules, which grants consist of: (i) (a) nonqualified stock options to purchase up to 75,000 shares of the Company's common stock at an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and (b) 6,000 restricted stock units, in each case vesting annually over three years subject to her employment; and (ii) an award of 85,000 restricted stock units of which 40,000, 25,000 and 20,000 would vest upon achievement of stock price targets of $19.50, $24.00 and $28.50, respectively (targeting an approximate 15%, 22.5% and 30% total stockholder return over a three year period), so long as Ms. Perry remains an employee of Jamba Juice Company and/or its affiliates.

The descriptions of the terms of the Employment Agreement are qualified in their entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its 2016 fiscal second quarter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated May 5, 2016, regarding the financial results for the first quarter ended March 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: May 5, 2016	By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary